                                  SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
   6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         R. R. DONNELLEY & SONS COMPANY
                (Name of Registrant as Specified In Its Charter)

                       ---------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
   Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_] Fee paid with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

--------------------------------------------------------------------------------
NOTICE AND PROXY STATEMENT                         77 West Wacker Drive
ANNUAL MEETING OF STOCKHOLDERS                     Chicago, Illinois 60601-1696


[LOGO OF R. R. DONNELLEY & SONS COMPANY]         R. R. DONNELLEY & SONS COMPANY


NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MARCH 28, 1996
--------------------------------------------------------------------------------

The Annual Meeting of Stockholders of R. R. Donnelley & Sons Company will be held on Thursday, March 28, 1996, at eight o'clock a.m., Chicago Time, at the Company's headquarters offices, 77 West Wacker Drive, 19th Floor, Chicago, Illinois, 60601 for the following purposes:

 1. To elect five directors;

 2. To consider and vote on a stockholder proposal regarding a Maquiladora report, if properly presented at the meeting; and

 3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

 Enclosed herewith is a Proxy Statement setting forth certain additional information.

 Only stockholders of record at the close of business on February 5, 1996 will be entitled to notice of and to vote at the meeting.

 Stockholders who do not expect to be present at the meeting are requested to sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time before it is exercised and stockholders who are present at the meeting may withdraw their proxies and vote in person. Revocation of a proxy may be effected in the manner provided on page 1 of the Proxy Statement.

                                              By Order of the Board of Directors

                                                               Deborah M. Regan

                                                                       Secretary

February 20, 1996

                                              [LOGO  Printed on recycled paper]

--------------------------------------------------------------------------------
                                                 77 West Wacker Drive
                                                 Chicago, Illinois 60601-1696

[LOGO OF R. R. DONNELLEY & SONS COMPANY]         R. R. DONNELLEY & SONS COMPANY

February 20, 1996

PROXY STATEMENT
--------------------------------------------------------------------------------

This Proxy Statement is furnished to stockholders of R. R. Donnelley & Sons Company in connection with the solicitation, by order of the Board of Directors, of proxies for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, March 28, 1996 (the "1996 Annual Meeting") at the time and place and for the purposes set forth in the accompanying notice of the meeting. This Proxy Statement and the accompanying proxy are first being mailed to stockholders on or about February 20, 1996.
 The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised. A proxy may be revoked at any time before it is exercised by delivering a written notice of revocation to the Secretary of the Company or by executing a proxy bearing a later date which is exercised at the 1996 Annual Meeting. Attendance at the 1996 Annual Meeting will not automatically revoke a proxy, but a stockholder in attendance may request a ballot and vote in person, thereby revoking a prior granted proxy.
 All outstanding shares of the Company's common stock, par value $1.25 ("Common Stock"), represented by properly executed and unrevoked proxies received in the accompanying form in time for the 1996 Annual Meeting will be voted. A stockholder may, with respect to the election of directors (i) vote for the election of all five nominees named herein as directors, (ii) withhold authority to vote for all such director nominees or (iii) vote for the election of all such director nominees other than any nominee with respect to whom the stockholder withholds authority to vote by so indicating in the appropriate space on the proxy. A stockholder may, with respect to each other matter specified in the notice of the meeting (i) vote "FOR" the matter, (ii) vote "AGAINST" the matter or (iii) "ABSTAIN" from voting on the matter. Shares will be voted as instructed in the accompanying proxy on each matter submitted to stockholders. If no instructions are given, the shares will be voted for the election of all five nominees named herein as directors, and against the stockholder proposal regarding a Maquiladora report, if it is properly presented at the 1996 Annual Meeting.
 A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy which are not being voted with respect to a particular matter (the "non-voted shares") will be considered shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum.
 The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote on the election of directors is required to elect directors. Accordingly, if a quorum is present at the meeting, the five persons receiving the greatest number of votes will be elected to serve as directors. Therefore, withholding authority to vote for a director(s) and non-voted shares with respect to the election of directors will not affect the outcome of the election of directors. If a quorum is present at the meeting, approval of each matter other than the election of directors requires

--------------------------------------------------------------------------------
the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote on such matter. An abstention with respect to such matter has the legal effect of a vote against such matter. Non-voted shares with respect to such matter will not affect the determination of whether such matter is approved.
 If a stockholder is a participant in the Company's Dividend Reinvestment Plan or Employee Monthly Investment Plan and the accounts are registered in the same name, the proxy represents the number of full shares in each plan account, as well as shares registered in the participant's name. If a stockholder is a participant in the Company's Tax Credit Stock Ownership Plan and the account is registered in the same name, the proxy will also serve as a voting instruction for the trustee of this plan.
 The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing; and certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telegraph. The Company has retained Morrow & Co. to aid in the solicitation of proxies for a fee of $8,000, plus out-of-pocket expenses.
 There were issued and outstanding 154,021,226 shares of Common Stock
(exclusive of 4,587,574 shares held in the Treasury) as of February 5, 1996. Each such issued and outstanding share is entitled to one vote upon each matter to be voted on at the 1996 Annual Meeting. The close of business on February 5, 1996 has been fixed as the record date for the determination of stockholders entitled to vote at the meeting.

ELECTION OF DIRECTORS

The Company's Certificate of Incorporation provides for three classes of directors of as nearly equal size as possible and further provides that the total number of directors shall be determined by the Company's By-Laws, except that the total number of directors shall be not less than nine nor more than fifteen. The term of each class of directors is three years and the term of one class expires each year in rotation.
 The terms of the Directors of the Second Class expire at the 1996 annual election to be held at the 1996 Annual Meeting. At the present time it is intended that shares represented by the enclosed proxy will be voted for the election of James R. Donnelley, Judith H. Hamilton, John M. Richman, William D. Sanders and Bide L. Thomas as Directors of the Second Class for a three-year term expiring at the 1999 annual election. Mr. Richman has informed the Company that, if re-elected, he intends to retire in accordance with the Company's Retirement Policy for directors on December 1, 1997, at age 70. In addition, Richard M. Morrow, who is a Director of the First Class, will retire in accordance with the Company's Retirement Policy for directors on March 1, 1996.
 All of the nominees are currently members of the Board of Directors. In the event that any nominee should become unavailable for reasons not now known, it is intended that such shares will be voted for such substitute nominee as may be selected by the Board of Directors or the Board may elect not to fill the vacancy and to reduce the number of directors.
 The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or by proxy at the 1996 Annual Meeting and entitled to vote on the election of directors is required to elect the nominees as
Directors of the Second Class.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTORS OF THE SECOND CLASS.
--------------------------------------------------------------------------------
INFORMATION ABOUT DIRECTORS AND NOMINEES FOR DIRECTORS

The names of the directors whose terms of office shall continue after the 1996 Annual Meeting and the nominees, their principal occupations during the past five years, certain other directorships held, and certain other information are set forth below.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
DIRECTORS OF THE SECOND CLASS
Nominated for election at the 1996 Annual Meeting for Terms Expiring in 1999
--------------------------------------------------------------------------------
             JAMES R. DONNELLEY, Vice Chairman of the Board of the Company
PHOTO OF     since July, 1990. From June, 1988 to July, 1990, he was Group
JAMES R.     President, Corporate Development. Prior to June, 1988, he was
DONNELLEY    Group President, Financial Printing Services. He has been a director since 1976. He is a director of Sierra Pacific Resources and Pacific Magazines and Printing Limited. Mr. Donnelley is a
             cousin of Charles C. Haffner III, a director of the Company. Age
             60. Member of the Executive and Finance Committees.
--------------------------------------------------------------------------------
             JUDITH H. HAMILTON, Former President and Chief Executive Officer
PHOTO OF     of Dataquest Incorporated, a high-technology market research
JUDITH H.    analysis and consulting firm, serving from July, 1992 until
HAMILTON     December, 1995. She was Senior Vice President and General
             Manager, Systems Division, of Locus Computing Corporation from
             1991 to 1992 and a Partner of Ernst & Young and the National
             Director of Market Development for the Information Technology
             Organization of Ernst & Young from 1988 to 1991. She has been a director since 1995. She is a director of Application Resources,
             Inc. Age 51. Member of the Finance and Nominating and Governance
             Committees.
--------------------------------------------------------------------------------
             JOHN M. RICHMAN, Counsel to the law firm of Wachtell, Lipton,
PHOTO OF     Rosen & Katz since January, 1990. He was Vice Chairman of Philip
JOHN M.      Morris Companies, Inc., a consumer packaged goods company, from
RICHMAN      December, 1988 until December, 1989, and was Chairman and Chief
             Executive Officer of Kraft, Inc. from 1979 to December, 1989. He has been a director since 1988. He is a director of BankAmerica
             Corporation, Bank of America NT & SA, and USX Corporation. Age
             68. Member of the Audit, Human Resources and Nominating and
             Governance Committees.
--------------------------------------------------------------------------------
             WILLIAM D. SANDERS, Chairman and Chief Executive Officer of
PHOTO OF     Security Capital Group Incorporated, an owner and operator of
WILLIAM D.   public real estate companies, since 1990. Prior to 1990, he was
SANDERS      Chairman of La Salle Partners Limited. He has been a director since 1986. He is a director of Security Capital Group
             Incorporated. Age 54. Member of the Human Resources and
             Nominating and Governance Committees.
--------------------------------------------------------------------------------
             BIDE L. THOMAS, Retired President of Commonwealth Edison Company,
PHOTO OF     a producer, distributor and seller of electric energy. He was
BIDE L.      President of Commonwealth Edison Company from September, 1987
THOMAS       until his retirement in December, 1992. He has been a director since 1987. He is a director of MYR Group Inc. and The Northern
             Trust Corporation. Age 60. Member of the Executive and Finance
             Committees.

--------------------------------------------------------------------------------
DIRECTORS OF THE THIRD CLASS
Terms Expire in 1997
--------------------------------------------------------------------------------
             THOMAS S. JOHNSON, Chairman, President and Chief Executive
PHOTO OF     Officer of GreenPoint Financial Corp. and its subsidiary,
THOMAS S.    GreenPoint Bank, since 1993. He was President of Manufacturers
JOHNSON      Hanover Corporation and Manufacturers Hanover Trust Company,
             diversified financial institutions, from December, 1989 until
             July, 1991. He was President and a director of Chemical Banking
             Corporation and Chemical Bank from 1983 until December, 1989. He has been a director since 1990. He is a director of GreenPoint
             Financial Corp. and GreenPoint Bank, Online Resources &
             Communications Corporation, and U. S. Capital Group Inc. Age 55.
             Member of the Finance and Human Resources Committees.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
             M. BERNARD PUCKETT, Former President and Chief Executive Officer
PHOTO OF     of Mobile Telecommunication Technologies Corp., a provider of
M. BERNARD   paging and wireless messaging services, serving from January,
PUCKETT      1994 until January, 1996. He was Senior Vice President, Corporate
             Strategy and Development of International Business Machines from
             1993 to 1994, Vice President and General Manager, Applications
             Solutions Division of International Business Machines from 1991 to 1993, and President, Data Systems Division of International
             Business Machines from 1988 to 1991. He has been a director since
             1995. He is a director of Dun & Bradstreet Corp. and P-Com. Age
             51. Member of the Audit and Finance Committees.
--------------------------------------------------------------------------------
             JERRE L. STEAD, Former Chairman and Chief Executive Officer of
PHOTO OF     Legent Corporation, a supplier of systems management solutions to
JERRE L.     users of computer technology, serving from January until
STEAD        November, 1995. He was Executive Vice President of AT&T Corp. and
             Chairman and Chief Executive Officer of AT&T Global Information
             Solutions, formerly NCR Corporation, a subsidiary of AT&T, from
             1993 to 1994. He was President of Global Business Communications
             Systems, AT&T from 1991 to 1993. He was Chairman, President and
             Chief Executive Officer of Square D Company from 1989 to 1991 and
             President and Chief Operating Officer from 1987 to 1989. He has been a director since 1994. He is a director of American
             Precision Industries Inc., Armstrong World Industries, Inc.,
             Autodesk Inc. and TGB Holdings, bv. Age 53. Member of the Audit
             and Human Resources Committees.
--------------------------------------------------------------------------------
             JOHN R. WALTER, Chairman of the Board of the Company since
PHOTO OF     September, 1989 and Chief Executive Officer since January, 1989.
JOHN R.      He was President from June, 1987 until March, 1991, Executive
WALTER       Vice President from October, 1986 until June, 1987 and Group
             President of the Directory Group from February, 1985 to October,
             1986. He has been a director since 1987. He is a director of Abbott Laboratories, Dayton Hudson Corporation and Deere &
             Company. Age 49. Member of the Executive Committee.

--------------------------------------------------------------------------------
DIRECTORS OF THE FIRST CLASS
Terms Expire in 1998
--------------------------------------------------------------------------------
             MARTHA LAYNE COLLINS, President of St. Catharine College,
PHOTO OF     Springfield, Kentucky, since July, 1990 and President, Martha
MARTHA       Layne Collins & Associates, a consulting firm, since January,
LAYNE        1988. She was a Fellow at John F. Kennedy School of Government at
COLLINS      Harvard University from January, 1989 to May, 1989 and was
             Executive-in- Residence, University of Louisville from January,
             1988 to December, 1988. She was Governor of the Commonwealth of
             Kentucky from December, 1983 to December, 1987 and Lieutenant
             Governor from December, 1979 to December, 1983. She has been a director since 1987. She is a director of Eastman Kodak Company and Mid-America Bancorp (dba Bank of Louisville). Age 59. Member
             of the Audit and Executive Committees.
--------------------------------------------------------------------------------
             CHARLES C. HAFFNER III, Retired Vice Chairman of the Board of the
PHOTO OF     Company. He was Vice Chairman of the Board from February, 1984
CHARLES C.   until August, 1990. From March, 1983 to January, 1984, he served
HAFFNER III  as Vice Chairman and Treasurer. He has been a director since
             1961. He is a director of DuKane Corporation, The Lakeside Bank and Protection Mutual Insurance Company. Mr. Haffner is a cousin of James R. Donnelley, a director of the Company. Age 67. Member of the Executive and Nominating and Governance Committees.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
             H. BLAIR WHITE, Counsel to the law firm of Sidley & Austin since
PHOTO OF     January, 1995. He was the sole officer and shareholder of a
H. BLAIR     corporate partner in the law firm of Sidley & Austin prior to
WHITE        January, 1995. He has been a director since 1979. He is a
             director of DEKALB Genetics Corporation. Age 68. Member of the
             Audit and Executive Committees.
--------------------------------------------------------------------------------
             STEPHEN M. WOLF, Chairman and Chief Executive Officer of USAir
PHOTO OF     Group, Inc. and USAir, Inc. since January, 1996. He was Senior
STEPHEN M.   Advisor to Lazard Freres & Co., an investment banking firm, from
WOLF         August, 1994 until January, 1996. He was Chairman and Chief
             Executive Officer of UAL Corporation and United Air Lines, Inc.
             from 1987 to 1994. He has been a director since 1995. He is a director of Philip Morris Companies, Inc., USAir Group, Inc. and
             USAir, Inc. Age 54. Member of the Finance and Human Resources
             Committees.
--------------------------------------------------------------------------------

 In 1995, the Board of Directors met six times. During 1995, each director was present for 75% or more of the total number of meetings of the Board of Directors and Committees of the Board of which such director was a member.
 H. Blair White, a director of the Company, is Counsel to the law firm of Sidley & Austin. Sidley & Austin furnished legal services to the Company in 1995 and the Company expects the firm to continue to furnish legal services in 1996. The Company provides services at market rates to Sidley & Austin and to certain firms of which the Company's directors are now or were formerly officers and/or directors.

COMMITTEES OF THE BOARD OF DIRECTORS

The Company has standing Audit, Executive, Finance, Human Resources and Nominating and Governance Committees of the Board of Directors. The members of these Committees have been identified above.
 The Audit Committee recommends the selection of independent public accountants to the Board of Directors; reviews the scope of the audits performed by the independent public accountants and internal audit department, together with their audit reports and any recommendations made by them; reviews in January of each year the results of the audit for the prior fiscal year with the independent public accountants before the earnings report for such fiscal year is released publicly; and reviews periodically the performance of the Company's accounting and financial personnel. The Audit Committee also reviews the Company's financial disclosure documents, management perquisites, material litigation and regulatory proceedings and other issues relative to potentially significant corporate liability and reviews and monitors the Company's codes of conduct. The Audit Committee met three times in 1995.
 The Executive Committee is empowered to exercise all of the authority of the Board of Directors, except that it does not have the power to take specific actions delegated to other Committees or to take certain other actions enumerated in the Company's By-Laws. The Executive Committee meets as necessary and did not meet in 1995.
 The Finance Committee reviews the financial policies of the Company and makes recommendations to the Board of Directors regarding the Company's financial condition and requirements for and disposition of funds, including the payment of dividends. The Finance Committee also reviews the performance and management of the Company's Retirement Benefit Plan. The Finance Committee met four times in 1995.
 The Human Resources Committee determines the annual salary, bonus and other benefits of selected senior officers of the Company and establishes and reviews, as appropriate, performance standards under compensation programs for senior officers. The Human Resources Committee recommends new employee benefit plans and changes to stock incentive plans to the Board of Directors, approves

--------------------------------------------------------------------------------
amendments to the non-stock employee benefit plans and administers all of the Company's employee benefit plans. The Human Resources Committee also recommends to the Board of Directors candidates for election as corporate officers. The Human Resources Committee met seven times in 1995.
 The Nominating and Governance Committee recommends to the full Board nominees for election to the Board of Directors in connection with any meeting of stockholders at which directors are to be elected, and recommends to the full Board persons for appointment to fill any Board vacancy, such as may occur due to death, resignation, retirement or the creation of a new directorship, which the Board of Directors is authorized under the By-Laws to fill. The Nominating and Governance Committee also recommends to the Board policies and guidelines concerning criteria for Board membership, the structure and composition of Board Committees and other matters related to tenure and retirement of the Board members. The Nominating and Governance Committee met three times in 1995.

BENEFICIAL OWNERSHIP OF COMMON STOCK

                            CERTAIN PRINCIPAL OWNERS
The following table lists the beneficial ownership of Common Stock with respect to all persons known to the Company to be the beneficial owner of more than 5% of Common Stock. The information shown was furnished by Northern Trust Corporation. The percentage of outstanding Common Stock owned by Northern Trust Corporation is based on outstanding shares of Common Stock as of December 31, 1995.

                                     Number of Shares                % of Outstanding
Name and address                    Beneficially Owned                 Common Stock
-------------------------------------------------------------------------------------
Northern Trust Corporation              16,454,020(1)                     10.69%
50 South LaSalle Street
Chicago, Illinois 60675

--------
(1) Northern Trust Corporation is a parent holding company for The Northern Trust Company and other affiliates and files one Schedule 13G to report beneficial ownership by all such entities of the Common Stock. Includes shares as to which Northern Trust Corporation has or shares investment and voting power as follows: sole investment power, 5,143,910 shares (3.34%); shared investment power, 9,735,909 shares (6.32%); sole voting power, 10,100,383 shares (6.56%); shared voting power, 2,576,123 shares (1.67%).
    Also includes 5,463,948 (3.55%) shares which are shown elsewhere in this Proxy Statement as beneficially owned by James R. Donnelley; and 879,222 shares which are shown elsewhere in this Proxy Statement as beneficially owned by Charles C. Haffner III.
--------------------------------------------------------------------------------
 The descendants of Richard Robert Donnelley (1836-1899), the Company's founder, and members of their families, own approximately 17.48% of the outstanding Common Stock.

--------------------------------------------------------------------------------

    BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

The following table lists the beneficial ownership, as of December 31, 1995, of Common Stock by all directors and nominees (except for Judith H. Hamilton for whom beneficial ownership is reported as of January 30, 1996), each of the individuals named in the Summary Compensation Table and the directors and all eight individuals serving as executive officers on December 31, 1995 as a group. The percentage of outstanding Common Stock owned by each such person is based on outstanding shares of Common Stock as of December 31, 1995, plus shares subject to stock options held by each such person.

                                                       Number of Shares       % of Outstanding
Name                                                   Beneficially Owned     Common Stock
----------------------------------------------------------------------------------------------
Directors
Martha Layne Collins                                               16,200(1)         *
James R. Donnelley                                              6,437,081(2)        4.18%
Charles C. Haffner III                                          1,368,619(3)         *
Judith H. Hamilton                                                    300            *
Thomas S. Johnson                                                  20,631(1)         *
M. Bernard Puckett                                                  1,000            *
John M. Richman                                                    20,405(1)         *
William D. Sanders                                                 20,817(1)         *
Jerre L. Stead                                                      5,700(4)         *
Bide L. Thomas                                                     17,774(1)         *
H. Blair White                                                     27,600(1)         *
Stephen M. Wolf                                                    30,000            *
Named Executive Officers
Steven J. Baumgartner                                              35,160(5)
Rory J. Cowan                                                      97,693(6)         *
Frank R. Jarc                                                      24,770(7)         *
W. Ed Tyler                                                       148,213(8)         *
John R. Walter                                                    513,768(9)         *
Jonathan P. Ward                                                  136,197(10)        *
Directors and all eight Executive Officers as a group           9,045,223           5.84%

--------
   * Less than one percent.
(1) Includes 16,000 shares which are not now owned but which could be acquired by exercise of non-employee director stock options.
(2) Includes 9,800 shares which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition, and 64,240 shares which are not now owned but could be acquired by exercise of stock options. Includes 1,308,545 shares as to which he has sole investment and voting power and 5,064,296 (3.29%) shares as to which he shares investment and voting power. Does not include 33,513 shares owned by a family member as to which beneficial ownership is disclaimed.
(3) Includes 16,000 shares subject to non-employee director stock options. Includes 473,397 shares as to which he has sole investment and voting power and 879,222 shares as to which he shares investment and voting power. Does not include 72,980 shares owned by family members as to which beneficial ownership is disclaimed.
(4) Includes 4,000 shares which are not now owned but which could be acquired by exercise of non-employee director stock options.
(5) Includes 19,800 shares which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition, and 14,100 shares which are not now owned but which could be acquired by exercise of stock options.
(6) Includes 16,800 shares which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition, and 75,200 shares which are not now owned but which could be acquired by exercise of stock options. Mr. Cowan also owns 557,500 shares of Class A common stock of Stream International Inc., which is approximately 80% owned by the Company ("Stream"), including 57,500 shares of such Class A common stock which are not now owned but which could be acquired by exercise of stock options.
(7) Includes 12,050 shares which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition, and 12,720 shares which are not now owned but which could be acquired by exercise of stock options.
(8) Includes 26,550 shares which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition, and 101,200 shares which are not now owned but which could be acquired by exercise of stock options.

--------------------------------------------------------------------------------
(9) Includes 93,500 shares which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition, and 290,900 shares which are not now owned but which could be acquired by exercise of stock options. Does not include 100 shares owned by a family member as to which beneficial ownership is disclaimed.
(10) Includes 26,550 shares which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition, and 94,700 shares which are not now owned but which could be acquired by exercise of stock options.
 Each director and each officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934 (the "Act") is required by Section 16(a) of the Act to report to the Securities and Exchange Commission, by a specified date, his or her beneficial ownership of or transactions in the Company's equity securities. In 1995, Mr. Richard M. Morrow became aware of an aggregate of nineteen transactions occurring during the years 1990-1994 (eighteen acquisitions of less than sixty (60) shares of Common Stock in the aggregate and one disposition of less than one (1) share of Common Stock) by a family member through the Company's Dividend Reinvestment Plan. Mr. Morrow failed to file five Forms 5 relating to such transactions. These transactions were all reported in 1995 on Form 4, shortly after these transactions were discovered. The Company filed a Form 3 in 1995 on behalf of Peter F. Murphy, an officer of the Company, that contained a clerical error regarding his option holdings. The error was corrected in an amendment to the Form 3, filed shortly thereafter.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of J. R. Walter, the Chairman and Chief Executive Officer of the Company, the other four most highly compensated executive officers of the Company serving as such on December 31, 1995, and a former executive officer, F. R. Jarc, who would have been among the four most highly compensated executive officers serving as such on December 31, 1995 had he not ceased serving as an executive officer in August, 1995, based on salary and bonus he earned in 1995.

                           SUMMARY COMPENSATION TABLE

                                                   Long-Term Compensation
                                               -------------------------------
                       Annual Compensation            Awards          Payouts
                    -------------------------- --------------------- ---------
                                        Other
                                       Annual  Restricted Securities              All
   Name and                            Compen-   Stock    Underlying   LTIP      Other
  Principal                            sation   Award(s)   Options/   Payouts   Compen-
   Position    Year Salary($) Bonus($) ($)(1)    ($)(2)    SARs(#)    ($)(3)   sation($)
------------------------------------------------------------------------------------------
J. R. Walter   1995  900,000  555,000  36,427  1,912,500  559,500    1,230,159   18,495(4)
Chairman and
CEO            1994  800,000  494,316  50,220    269,563   59,500            0   18,495
               1993  800,000  499,481  39,766    349,313   72,500            0        0
S. J. Baum-
gartner        1995  325,000  133,611   9,467    573,750  141,000      401,826    4,007(4)
Executive VP
and Sector     1994  250,000   90,110   9,716     65,263   16,500            0    4,007
 President     1993  156,300   56,925       0     75,938   17,000            0        0
R. J. Cowan    1995  425,000   48,241  15,589          0  575,000(5)   370,688    9,392(6)
Executive VP;
CEO, Stream    1994  400,000  164,772  25,276     93,638   21,000            0    7,805
 International
 Inc.          1993  400,000  166,494  23,398    121,500   26,000            0        0
F. R. Jarc     1995  349,632  156,222  15,360          0  120,000      433,016  822,029(7)
Former Execu-
tive VP and
CFO            1994  360,000  148,295  19,689     65,263   16,500            0   11,729
               1993  360,000  149,844  18,386     91,125   21,000            0        0
W. E. Tyler    1995  350,000  143,889  14,479    573,750  196,000      296,335    6,745(4)
Executive VP
and Sector     1994  277,500  108,003  13,514     93,638   21,000            0    5,565
 President     1993  245,000   59,519  11,201     75,938   17,000       49,295        0
J. P. Ward     1995  400,000  164,444  16,893    573,750  196,000      339,867    7,538(4)
Executive VP
and Sector     1994  312,500  121,391  20,087     93,638   21,000            0    5,872
 President     1993  261,700   54,804  11,901     75,938   17,000      224,233        0

--------------------------------------------------------------------------------
--------
(1) Included in this column is the amount of the 50% Company matched contribution under the Stock Purchase Plan. Under this Plan, officers, selected managers and key staff employees are permitted to contribute up to 5% of their gross annual salary and bonus from the prior year toward the purchase during the first quarter of the next year of Common Stock. The Company contributes an additional 50% of the amount contributed by the employee toward the purchase of Common Stock for the employee's account, and another 20% of the amount the employee contributes is paid in cash to the employee to assist in the payment of taxes owed by the employee as a result of the Company matched contribution. This 20% cash payment is also included in this column.
(2) Values of Restricted Stock Awards shown in the Summary Compensation Table are based on the closing price of Common Stock on the date of grant. As of December 31, 1995, J. R. Walter held 93,500 shares of restricted Common Stock, valued at $3,681,563 in the aggregate; S. J. Baumgartner held 19,800 shares of restricted Common Stock, valued at $779,625 in the aggregate; R.
    J. Cowan held 16,800 shares of restricted Common Stock, valued at $661,500 in the aggregate; F. R. Jarc held 12,050 shares of restricted Common Stock, valued at $474,469 in the aggregate; W. E. Tyler held 26,550 shares of restricted Common Stock, valued at $1,045,406 in the aggregate; and J. P. Ward held 26,550 shares of restricted Common Stock valued at $1,045,406 in the aggregate. Values as of December 31, 1995 of restricted Common Stock are based on the closing price of the Common Stock on December 29, 1995. Dividends are paid on restricted Common Stock at the same rate and at the same time as on the Common Stock. All restricted Common Stock vests on the fifth anniversary of the date of grant, except that the restricted stock award granted to Mr. Walter in 1995 vests as to one-third of the shares subject to the award on each of the fifth, sixth and seventh anniversaries of the date of grant.
(3) Dollar value of payouts on long-term performance awards granted in 1991 and 1993.
(4) Premiums paid by the Company in connection with whole life insurance policies which are owned by the named executive officers.
(5) Represents options to purchase Class A common stock of Stream. For more information regarding the grant of options and Mr. Cowan's employment agreement with Stream, see "Options/SAR Grants in 1995" and "Employment Agreement" below.
(6) Consists of $7,805 in premiums paid by the Company during 1995 in connection with whole life insurance policies which are owned by Mr. Cowan, and $1,587 in matching contributions paid by Stream to Mr. Cowan's account under a 401(k) plan maintained at Stream for its employees.
(7) Consists of $11,729 in premiums paid by the Company during 1995 in connection with whole life insurance policies which are owned by Mr. Jarc, and $798,000 plus interest to be paid in annual installments beginning on January 1, 1998; up to $9,800 for financial planning services and up to $2,500 for attorneys' fees. For more information regarding Mr. Jarc's retirement agreement, see "Agreement with Retiring Executive".

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                           OPTION/SAR GRANTS IN 1995

The following table sets forth certain information concerning options to purchase Common Stock (or, in the case of Mr. Cowan, Class A common stock of Stream) granted in 1995 to the individuals named in the Summary Compensation Table.

                            Individual Grants
---------------------------------------------------------------------------
                Number of    % of Total
               Securities   Options/SARs
               Underlying    Granted to  Exercise or            Grant Date
              Options/SARs  Employees in    Base     Expiration   Present
    Name      Granted(#)(1)     1995     Price($/sh)    Date    Value($)(5)
-----------------------------------------------------------------------------
J. R. Walter     166,667       3.35%       43.2750   12/31/2004  1,350,003
                 166,667       3.35%       50.4875   12/31/2004  1,120,002
                 166,666       3.35%       57.7000   12/31/2004    931,663
                  59,500(2)    1.19%       38.0625   12/14/2005    772,905(6)
S. J. Baum-
gartner           40,000       0.80%       43.2750   12/31/2004    324,000
                  40,000       0.80%       50.4875   12/31/2004    268,800
                  40,000       0.80%       57.7000   12/31/2004    223,600
                  21,000(2)    0.42%       38.0625   12/14/2005    272,790(6)
R. J. Cowan      230,000(3)    5.22%(4)    06.0000   04/21/2005      (8)
                 172,500(3)    3.91%(4)    10.0000   04/21/2005      (8)
                 172,500(3)    3.91%(4)    14.5000   04/21/2005      (8)
F. R. Jarc        40,000(7)    0.80%       43.2750   12/31/2004    324,000
                  40,000(7)    0.80%       50.4875   12/31/2004    268,800
                  40,000(7)    0.80%       57.7000   12/31/2004    223,600
W. E. Tyler       58,334       1.17%       43.2750   12/31/2004    472,505
                  58,333       1.17%       50.4875   12/31/2004    391,998
                  58,333       1.17%       57.7000   12/31/2004    326,081
                  21,000(2)    0.42%       38.0625   12/14/2005    272,790(6)
J. P. Ward        58,334       1.17%       43.2750   12/31/2004    472,505
                  58,333       1.17%       50.4875   12/31/2004    391,998
                  58,333       1.17%       57.7000   12/31/2004    326,081
                  21,000(2)    0.42%       38.0625   12/14/2005    272,790(6)

--------
(1) Unless otherwise indicated, option becomes fully exercisable (at a significant premium above the thirty day average closing price as of December 30, 1994) on June 30, 2004, except that exercisability may be accelerated upon a change in control as defined in the Company's 1991 Stock Incentive Plan or in the event Total Stockholder Return for any four-year period (each, a "Performance Period") during the period commencing on January 1, 1995 and ending on December 31, 2003 exceeds the cumulative total return during such Performance Period of the Standard and Poor's Industrial Index stock index. Total Stockholder Return means, with respect to any Performance Period, the fair market value on the last day of such Performance Period of the number of shares of Common Stock which is deemed to be purchased by investing $100 as of the day immediately preceding the first day of such Performance Period. In calculating Total Stockholder Return, dividends on the Common Stock are assumed to be reinvested in shares of Common Stock.
(2) Option becomes exercisable (at fair market value on the date of grant) over a four year period, with 20% of the shares becoming exercisable at the beginning of each of the second, third and fourth years following the date of grant and with the remaining portion of the option becoming exercisable at the end of the fourth year, unless the vesting schedule is accelerated to become fully exercisable upon death, retirement, disability or a change in control as defined in the Company's 1995 Stock Incentive Plan.
(3) Option to purchase Class A common stock of Stream. Option becomes exercisable in eight semi-annual installments with 10% to 15% of the shares subject to the option becoming exercisable on any one vesting date.

--------------------------------------------------------------------------------
(4) Represents the percent of total options on any class of capital stock of Stream granted to employees of Stream.
(5) Unless otherwise indicated, the Black-Scholes option pricing method has been used to calculate present value as of date of grant, January 1, 1995. The present value as of the date of grant, calculated using the Black-Scholes method, is based on assumptions about future interest rates, stock price volatility and dividend yield. The Black-Scholes model is a complicated mathematical formula widely used to value exchange traded options. However, stock options granted by the Company to its executive officers differ from exchange traded options in three key respects: options granted by the Company to its executives are long-term, non-transferable and subject to vesting restrictions while exchange traded options are short-term and can be exercised or sold immediately in a liquid market. The Black-Scholes model relies on several key assumptions to estimate the present value of options, including the volatility of and dividend yield on the security underlying the option, the risk-free rate of return on the date of grant and the term of the option. In calculating the grant date present values set forth in the table, a factor of 22.198% has been assigned to the volatility of the Common Stock; based on daily stock market quotations for the twelve months preceding the date of grant, the yield on the Common Stock has been set at 2.17%; and based upon its annual dividend rate of $.64 per share at the date of grant, the risk-free rate of return has been fixed at 7.78%, the rate for a ten year U.S. Treasury Note on the date of grant as reported in the Federal Reserve Statistical Release, and the exercise of the options has been assumed to occur at the end of the actual option term of ten years. There is no assurance that these assumptions will prove to be true in the future. Consequently, the grant date present values set forth in the table are only theoretical values and may not accurately determine present value. The actual value, if any, that may be realized by each individual will depend on the market price of
    Common Stock on the date of exercise.
(6) The Black-Scholes option pricing method (as described above) has been used to calculate present value as of date of grant, December 15, 1995. In calculating the grant date present values set forth in the table, a factor of 21.177% has been assigned to the volatility of the Common Stock; based on daily stock market quotations for the twelve months preceding the date of grant, the yield on the Common Stock has been set at 1.89%; and based upon its annual dividend rate of $.72 per share at the date of grant, the risk-free rate of return has been fixed at 5.71%, the rate for a ten year U.S. Treasury Note on the date of grant as reported in the Federal Reserve Statistical Release, and the exercise of the options has been assumed to occur at the end of the actual option term of ten years.
(7) F. R. Jarc was granted these premium priced options on January 1, 1995, but the options by their terms will be cancelled when Mr. Jarc ceases to be an employee of the Company in 1997.
(8) Because the capital stock of Stream is not publicly traded, calculation of the grant date present value of these option shares according to the Black-Scholes valuation method described above is not possible.
--------------------------------------------------------------------------------

 AGGREGATED OPTION/SAR EXERCISES IN 1995 AND FISCAL YEAR-END OPTION/SAR VALUES The following table sets forth certain information concerning the exercise in 1995 of options to purchase Common Stock (and also, in the case of Mr. Cowan, Class A common stock of Stream) by the individuals named in the Summary Compensation Table and unexercised options to purchase such stock held by such individuals at December 31, 1995.

                                                    Number of Securities
                                                   Underlying Unexercised     Value of Unexercised
                                                       Options/SARs at      In-the-Money Options/SARs
                                                         12/31/95(#)            at 12/31/95($)(2)
                   Shares Acquired     Value      ------------------------- -------------------------
      Name         on Exercise(#)  Realized($)(1) Exercisable/Unexercisable Exercisable/Unexercisable
-----------------------------------------------------------------------------------------------------
J. R. Walter            18,268         365,893         290,900/676,600         4,638,550/1,173,263
S. J. Baumgartner            0               0          14,100/170,400           137,675/  318,825
R. J. Cowan             32,000         451,438          75,200/ 42,800         1,019,063/  402,250
                                                        57,500/517,500(3)              (4)
F. R. Jarc             101,300       1,461,871          12,720/141,480           113,115/  207,810
W. E. Tyler              4,000          91,187         101,200/229,800         1,752,850/  349,150
J. P. Ward               4,000          76,187          94,700/229,800         1,625,694/  349,150

--------------------------------------------------------------------------------
--------
(1) The value realized equals the aggregate amount of the excess of the fair market value on the date of exercise (the average of the high and low prices of Common Stock as reported in the New York Stock Exchange Composite Transactions report for the exercise date) over the relevant exercise price(s).
(2) The value is calculated based on the aggregate amount of the excess of the average of the high and low prices of Common Stock as reported in the New York Stock Exchange Composite Transactions report for December 29, 1995 over the relevant exercise price(s).
(3) Options to purchase Class A common stock of Stream.
(4) The capital stock of Stream is not publicly traded and, therefore, the value of these options cannot be determined based on a public trading market.

--------------------------------------------------------------------------------

                   LONG-TERM INCENTIVE PLANS--AWARDS IN 1995
The following table describes the Long-Term Performance Awards granted under the Company's 1995 Stock Incentive Plan in 1995 to the individuals named in the Summary Compensation Table. Each of the awards will vest at the end of the performance period which extends from January 1, 1995 to December 31, 1997, provided that the recipient remains in the employment of the Company or a subsidiary throughout the entire performance period. Payout with respect to the awards granted to named executive officers is based on Company performance during this period, measured by the return on average stockholders' equity, with the potential for increased payout if net asset growth is also achieved. The awards are to be paid in cash or Common Stock or a combination of both, in the discretion of the Human Resources Committee. The Human Resources Committee has the discretion to adjust the aggregate amount payable under any award to reflect special circumstances. The dollar amounts listed in the table below assume payment is made entirely in cash. Maximum net asset growth has been assumed in the calculation of the estimated future payouts at the target and maximum levels and no net asset growth has been assumed in the calculation of the estimated future payouts at the threshold level.

                                           Estimated Future Payouts under
                             Performance              Non-Stock
                Number of     or Other            Price-Based Plans
              Shares, Units Period Until  ------------------------------------
                or Other    Maturation or  Threshold    Target       Maximum
Name            Rights(#)      Payout      ($ or #)    ($ or #)      ($ or #)
---------------------------------------------------------------------------------
J. R. Walter       n/a      1995-1997     $450,000    $1,200,000    $1,800,000
S. J. Baum-
 gartner           n/a      1995-1997     $130,000    $  346,667    $  520,000
R. J. Cowan        n/a      1995-1997         (1)        (1)           (1)
F. R. Jarc         n/a      1995-1997     $152,000(2) $  405,333(2) $  608,000(2)
W. E. Tyler        n/a      1995-1997     $140,000    $  373,333    $  560,000
J. P. Ward         n/a      1995-1997     $160,000    $  426,667    $  640,000

--------
(1) Mr. Cowan, who assumed new duties in 1995 as an executive officer of
    Stream, and who devotes a majority of his time to Stream matters, did not receive a Long-Term Award in 1995 due to his duties at Stream.
(2) Mr. Jarc's award was terminated pursuant to an agreement between the
    Company and Mr. Jarc, entered into in connection with Mr. Jarc's ceasing to serve as Executive Vice President and Chief Financial Officer in 1995,
    which agreement is described under "Agreement with Retiring Executive".
--------------------------------------------------------------------------------

RETIREMENT BENEFITS

Under the Company's Retirement Benefit Plan, employees who met the eligibility requirements accrued in 1995 an annual retirement benefit computed at the rate of 1.5% on compensation up to "covered compensation," and 2% on compensation in excess of "covered compensation" but not in excess of $150,000 (the maximum amount of compensation for 1995 on which benefits can accrue under current law). The formula for determining benefits has been revised at various times since the present Plan was adopted in 1951. The compensation covered by the Plan includes wages and salaries, supplementary compensation and commissions. An employee's "covered compensation" for a year is the average of

--------------------------------------------------------------------------------
the Social Security wage bases for the thirty-five-year period ending with such year. Prior to January 1, 1979, employees could elect to participate on a contributory basis. Since then, the Plan has been noncontributory, so that the Company pays the full cost of benefits credited under the Plan after December 31, 1978. Benefits are paid monthly after retirement for the life of the participant (straight life annuity amount) or, if the participant is married or has elected an optional benefit form, in an actuarially reduced amount for the life of the participant and the participant's surviving spouse or other surviving person named as a contingent member. Benefits under the Retirement Benefit Plan are limited to the extent required by provisions of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974. If payment of actual retirement benefits is limited by such provisions, an amount equal to any reduction in retirement benefits will be paid as a supplemental benefit under the Unfunded Supplemental Benefit Plan adopted by the Board of Directors in 1981.
 The following table contains information concerning annual benefits payable pursuant to the Retirement Benefit Plan on a straight life annuity basis upon retirement at age 65 for the individuals named in the Summary Compensation Table. These benefits include the annual benefits to be paid at age 65 computed on service through December 31, 1995, estimated additional annual benefits which may be earned in the future, assuming the individuals continue in the Company's employ to age 65 and current compensation levels remain unchanged, and total estimated annual benefits on retirement at age 65.

                                     Estimated Additional
                                       Annual Benefits       Total Estimated
                 Annual Benefits        on Retirement        Annual Benefits
                   to be paid             at Age 65        Computed on Service
                    at Age 65       for Service after 1995 through December 31,
                  on the Basis      Assuming Continuation   1995 Plus Benefits
               of Service through       of Employment          Which May Be
 Individual   December 31, 1995 ($)    Until Age 65 ($)    Earned in Future ($)
-------------------------------------------------------------------------------
J. R. Walter         207,186               504,453               711,639
S. J. Baum-
 gartner              18,770               217,871               236,641
R. J. Cowan            (1)                   (1)                   (1)
F. R. Jarc            65,944(2)              (2)                   (2)
W. E. Tyler           60,386               247,067               307,453
J. P. Ward            82,000               301,724               383,724

--------------------------------------------------------------------------------
(1) R. J. Cowan ceased to earn additional benefits under the Retirement Benefit Plan in April 1995 when he assumed new duties as an executive officer of Stream. Mr. Cowan's estimated annual benefit to be paid at age 65 on the basis of service through April, 1995 is $60,002.
(2) F. R. Jarc will cease to be an employee of the Company as of November 30, 1997. The estimated annual benefit to be paid to Mr. Jarc under the Retirement Benefit Plan at age 65, based on service through November 30, 1997, will be $75,071.

DIRECTOR COMPENSATION

Directors who are not officers receive annual retainer fees as follows: $32,000 for service as a director, plus $1,000 per committee for service as a member of a Board committee, and $2,500 for service as Chairman of a Board committee (payable in addition to retainer for service as a member of the committee). In addition to these retainer fees, such directors receive an attendance fee of $1,000 per day for attendance at Board meetings and any committee meetings held on the same day. Such directors are paid an attendance fee of $1,000 per day for any committee meetings held on days other than Board meeting days and for each day spent at the Company's request on committee work when no formal meeting is held. The 1995 Stock Incentive Plan provides that each individual who, immediately following the annual meeting of stockholders each year during the term of such Plan commencing in 1995, is a non-employee director shall receive an option to purchase 4,000 shares of Common Stock at an option price equal to 100% of the fair market value of such shares on the date the option is granted (the "Option Date"). Such options are fully exercisable during the period beginning on the earlier to occur of (a) the date that is the first anniversary of the Option Date or (b) the

--------------------------------------------------------------------------------
day immediately preceding the date of the Annual Meeting of Stockholders of the Company next following the Option Date, provided that the date of the Annual Meeting is at least 355 days after the Option Date, and ending ten years after the Option Date. The 1993 Stock Ownership Plan for Non-Employee Directors, approved by the stockholders at the 1993 Annual Meeting, permits directors who are not employees to elect to apply all or a portion of retainer, meeting and committee fees toward the purchase of shares of Common Stock at fair market value on the date of purchase.
 The Company will pay a retirement benefit to directors. A director with 10 or more years of service as a director will receive an annual retirement benefit equal to the then current annual retainer fee paid to active directors. A director with less than 10 years of service as a director will receive an annual retirement benefit equal to 10% of such fee for each year or fraction thereof of service as a director. These retirement benefits to directors will be paid in addition to any retirement benefits payable to a director under the Company's Retirement Benefit Plan or any other supplementary retirement benefit arrangement. The retirement benefit of a director whose retirement occurs at or after age 65 will begin following the effective date of retirement. The retirement benefit of a director whose retirement occurs prior to age 65, for any reason except disability that ends the director's active business career or employment, will begin at age 65. The retirement benefit of a director whose retirement occurs prior to age 65 due to disability that ends the director's active business career or employment, will begin following the effective date of retirement. Retired directors will receive any future increases in these retirement benefits from and after the time such increases become effective.

SEVERANCE PAY PROGRAM AND SPECIAL SEVERANCE PLAN

The Company has adopted a Severance Pay Program consisting of severance agreements between the Company and certain officers and key employees (including the executive officers named in the Summary Compensation Table, except that F. R. Jarc's agreement is no longer in effect) and a Special Severance Plan applicable to all other employees of the Company and certain subsidiaries. The agreements and the Plan provide severance benefits in the event of a change in control (as defined in the agreement and Plan) of the Company followed by termination of employment. In connection with the Severance Pay Program, the Company has entered into severance agreements with the individuals named in the Summary Compensation Table, except that F. R. Jarc's agreement is no longer in effect. These agreements provide that if the executive's employment is terminated following a change in control of the Company either (a) by the Company for reasons other than cause (as defined in the agreements) or other than as a consequence of death, disability or retirement, or (b) by the executive for reasons relating to a diminution of responsibilities, compensation or benefits or relocation requiring a change in residence or a significant increase in travel, the executive will receive certain payments and benefits. These include (i) a lump sum payment equal to up to three times the executive's current planned compensation (salary and bonus),
(ii) an amount in cash in lieu of outstanding stock bonus awards under the Company's Stock Incentive Plans, (iii) an amount in cash equal to the value of outstanding stock options, (iv) an amount in cash equal to three years of additional accrued benefits under the Company's pension plan and (v) life, disability, accident and health insurance benefits for a period of 24 months after termination of employment. These agreements also provide that if after a change in control of the Company any compensation paid to the executive, whether or not pursuant to such agreement, is subject to the federal excise tax on "excess parachute payments," the Company will pay to the executive such additional amount as may be necessary so that the executive realizes, after the payment of such excise tax and any income or excise tax on such additional amount, the amount of such compensation.

EMPLOYMENT AGREEMENT

Pursuant to a merger in April 1995, the Company's Global Software Services unit and Corporate Software Inc. were combined to form Stream, a software manufacturing, distribution and technical support organization. Stream is not a publicly traded corporation. In connection with the merger,

--------------------------------------------------------------------------------
R. J. Cowan entered into an employment agreement (the "Agreement") with Stream pursuant to which Mr. Cowan is employed as an executive officer of Stream. The Agreement expires on December 31, 1999, but will be automatically extended for one-year terms unless either Mr. Cowan or Stream gives a three-month notice of termination.
 Under the Agreement, Mr. Cowan's annual base salary is $425,000 with a bonus opportunity to earn up to 80% of base salary if certain pre-established performance criteria are met. Any bonus paid will be in lieu of any other incentive, profit-sharing or bonus program of Stream other than the stock option plan of Stream.
 Pursuant to the Agreement, Mr. Cowan purchased 500,000 shares (as adjusted to reflect a five for one stock split) of Class A common stock of Stream for an aggregate purchase price of $3,000,000, or $6 per share. In order to pay a portion of the total purchase price, Mr. Cowan borrowed an aggregate of $2,000,000 from Stream at an annual interest rate of 7.34%. The notes evidencing such borrowing provide for a collateral to debt coverage ratio of not less than 1.25 to 1. The largest aggregate amount outstanding at any time since January 1, 1995 was $2,043,839 and the amount outstanding as of December 31, 1995 was $2,043,839.
 Mr. Cowan was also granted options to purchase an aggregate of 230,000 shares of Class A Common Stock of Stream at a purchase price of $6.00 per share, options to purchase 172,500 shares of Class A common stock at a purchase price of $10.00 per share, and options to purchase 172,500 shares of Class A common stock at a purchase price of $14.50 per share. For a description of the material terms of the options, see "Option/SAR Grants in 1995" above.
 The Agreement provides that if Mr. Cowan's employment is terminated, he will receive severance equal to (i) one and one-half times base salary minus the amount of any disability benefits where termination is by reason of disability, or (ii) one and one-half times base salary where termination is by reason of Mr. Cowan's retirement or death, by Stream for any reason other than for cause, or by Mr. Cowan upon breach by Stream of the Agreement or for good reason. Mr. Cowan will not receive any severance payment where termination is by Stream for cause or by Mr. Cowan for any reason other than upon breach by Stream of the Agreement or for good reason.

AGREEMENT WITH RETIRING EXECUTIVE

F. R. Jarc ceased serving as Executive Vice President and Chief Financial Officer of the Company effective August 31, 1995. Pursuant to an agreement dated May 18, 1995 with Mr. Jarc, Mr. Jarc will be paid $380,000 over a twenty-seven month period ending on November 30, 1997, and the aggregate principal amount of $798,000 is payable to Mr. Jarc in consideration for his agreement not to engage in activities that compete with the business of the Company until November 30, 1997. Pursuant to the agreement, the principal amount of $798,000 was credited on December 31, 1995 to a hypothetical account (the "Account") maintained for Mr. Jarc by the Company. Interest is credited to the outstanding principal amount, commencing December 31, 1995 at a rate equal to Moody's Aaa corporate bond rate with maturities of 20 years or more or 6% per annum, whichever is greater. The sum of $100,000 is to be paid out and charged to such account on January 1, 1998 and on each January 1 thereafter (or in the case of the last such installment, such lesser amount as shall remain in the Account) until the first to occur of the death of Mr. Jarc or depletion of the Account by reason of the charges to the Account for such distributions. Upon the death of Mr. Jarc, any balance remaining in the Account will be distributed to the designated beneficiaries. In addition, the Company paid Mr. Jarc $40,000 as compensation for services relating to the Company's businesses in South America and this amount has been included in the salary column of the "Summary Compensation Table." The Company has also agreed to pay up to $9,800 for financial planning services, and up to $2,500 for attorneys' fees incurred by Mr. Jarc in preparing the agreement. These amounts are payable in addition to such amounts as Mr. Jarc is entitled to receive under the Company's plans for retired employees and pursuant to stock awards and short- and long-term incentive awards previously granted to Mr. Jarc.

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HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMMITTEE APPROACH TO COMPENSATION EVALUATION
The Human Resources Committee (the "Committee") is responsible for determining the annual salary, short-term and long-term cash and stock incentive compensation, and other compensation of the executive officers, including the executive officers named in the Summary Compensation Table (the "named executive officers") other than Rory J. Cowan with respect to 1995. In 1995, Mr. Cowan assumed new duties as an executive officer of Stream International Inc. ("Stream"), which is approximately eighty percent (80%) owned by the Company. Mr. Cowan remains an Executive Vice President of the Company, but devotes a majority of his time to Stream matters. The Board of Directors of Stream determined all components of Mr. Cowan's compensation in 1995, except that the Committee approved his 1995 salary of $425,000 and authorized the payment of the bonus he earned prior to becoming an executive officer of Stream in 1995 under the 1995 Annual Plan discussed below. As a consequence, in all other respects, references in this report to the 1995 compensation of executive officers exclude Mr. Cowan.
 This report describes the policies and rationales of the Committee in establishing the principal components of executive compensation during 1995. In its deliberations regarding compensation of executive officers, the Committee considers the following factors: (a) Company performance, both separately and compared to other companies, (b) the individual performance of each executive officer, (c) a number of comparative compensation surveys (supplied by professional compensation consultants approved by the Committee and retained by the Company for this purpose) and other material concerning compensation levels and stock grants at other companies, such as compensation and stock award information disclosed in the proxy statements of other companies, (d) historical compensation levels and stock awards at the Company, (e) the overall competitive environment for executives and the level of compensation necessary to attract and retain executive talent and (f) the recommendations of professional compensation consultants and management.
 Companies used to define the market for executive compensation pay comparison purposes are selected with the assistance of professional compensation consultants. The market includes a broad group of premier companies similar in revenue size to the Company, as well as a specific group of printing and publishing companies also similar in revenue size to the Company. In addition, market pay data are collected from several general industry compensation surveys. The companies used to define the market for pay comparison purposes include 10 of the 30 companies in the Peer Group used in the Performance Graph. The Committee relies on market data comprised of a broad array of companies in various industries for comparative analysis of executive compensation because the Committee believes that the Company's competitors for executive talent are more varied than the Peer Group chosen for comparing stockholder return in the Performance Graph.

EXECUTIVE OFFICERS GENERALLY
Generally, total compensation for the Chief Executive Officer and other executive officers, including salary, short- and long-term incentive compensation and the annualized projected value of stock awards, is targeted between the 50th and 75th percentile of the market. The Committee determines the individual components of the total compensation package based on the desired mix between salary and at-risk components of compensation and short and long-term compensation.
 The Company's targeted pay package for executive officers, including John R. Walter, is structured so that a significant portion (between approximately 40% and 60%, depending on the level of responsibility of the executive officer) of targeted annual cash compensation (salary, plus short- and long-term incentive compensation) is linked to Company performance (based on factors described below), because it is paid only if certain performance goals are achieved. Additionally, the value of restricted stock and stock options is tied to the Company's stock price performance.

 Salary
The Committee annually reviews the base salary of each executive officer. For 1995, the base salaries for executive officers named in the Summary Compensation Table, excluding John R. Walter, were

16
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targeted, on average, at the median salaries at other comparable companies.
Increases in base salaries for 1995 were determined based on this market positioning goal and on individual performance by executive officers.

 Short- and Long-Term Incentive Compensation
Both the Senior Annual Incentive Compensation Plan (the "Annual Plan") and the Long-Term Performance Awards (the "Long-Term Awards") tie payouts to Company performance. Under the Annual Plan and the Long-Term Awards, potential payout amounts (expressed as a percentage of salary) and related performance goals were established at the beginning of the relevant performance period by the Committee, after assessing recommendations of management and professional compensation consultants.
 With respect to corporate executive officers (all named executive officers are corporate officers), Company performance under the Annual Plan was measured by earnings per share and return on average stockholders' equity, with each factor weighted equally in the calculation. With respect to executive officers responsible for various businesses, under the Annual Plan the Company's earnings per share and return on average stockholders' equity each count for between 20% and 35% in the performance calculation and performance factors unique to the relevant business (such as business revenues and earnings) count for between 30% and 60%. Beginning in 1996, Company performance under the Annual Plan will be measured by Economic Value Added (EVA). EVA represents the cash operating earnings of the Company after deducting a charge for capital employed. The Company and the Committee believe that EVA represents a key financial indicator of shareholder value and is an appropriate measure of Company financial performance.
 Under the Long-Term Awards granted to executive officers, payouts for the relevant performance period are based on Company performance, measured by return on average stockholders' equity, with the potential for increased payout if net asset growth is also achieved. Under the Long-Term Awards granted to executive officers responsible for various businesses, Company performance is measured by the return on average stockholders' equity, with the potential for increased payout if net asset growth is also achieved, and on factors unique to the relevant business (such as growth in business revenues, growth in business earnings and return on net assets of the relevant business, with the potential for increased payouts in certain cases if net asset growth is achieved). Return on average stockholders' equity counts for 50% in the calculation of the Long-Term Awards for these executive officers, and the factors specific to the relevant business also count for 50%.
 If the Company (and, where relevant, a particular business within the Company) does not achieve at least the minimum performance levels established under the Annual Plan for a particular year or, in the case of the Long-Term Awards, the specified years, then the payout amount under the relevant plan or award is zero. The Committee may in its discretion increase or decrease any payout to be made to a particular executive officer to reflect any special circumstances that the Committee deems significant. The Committee authorized payouts under the Annual Plan for the 1995 year and under the 1993-1995 Long-Term Awards reflecting the achievement of the established performance objectives (discussed above), except that one discretionary adjustment of $10,000 was made in the payout to one executive officer under the Annual Plan to reflect special circumstances.

 Stock Awards
The stock awards of various kinds made to executive officers are designed to align the interests of management more closely with those of the stockholders of the Company by increasing stock ownership by management and tying a meaningful portion of compensation to the performance of the Company's stock. To emphasize the importance of stock ownership by management, the Committee and management have implemented stock ownership guidelines for all officers which require all officers to hold Company stock acquired through the Company's stock programs and progress over a period of years toward ownership of shares having a market value relative to salary; the minimum ownership guideline is owning Company stock having a market value at least equal to salary, with the level of target ownership increasing as levels of responsibility increase, up to five times salary which is the ownership guideline for Mr. Walter.

                                                                              17
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 In determining the size and terms of stock grants, the Committee establishes a target grant level by management position, based on the Committee's assessment of the desired mix of short and long-term compensation, as well as the desired target total pay positioning relative to the market. Actual stock grants to executives may differ from target grant levels. The Committee considers the individual performance of each executive officer, historical stock grants made by the Company, and the recommendations of professional compensation consultants and management when determining the actual grants. The number of restricted shares and stock options awarded to executive officers in 1995 was determined based on an assessment of the Company's short- and long-term performance and the importance of retaining the current management team over the vesting period. These factors, along with the recommendations of compensation consultants, were considered by the Committee in determining the appropriate balance between restricted stock awards and stock option awards.
 On January 1, 1995, premium priced option grants were made to some executive officers, including John R. Walter, to supplement the target total pay structure so that total pay opportunity, including the premium priced options, would approximate the 75th percentile of the market. The objective of the premium priced option grant is to focus executives further on creating incremental shareholder value by establishing option exercise prices significantly in excess of the fair market value at time of grant. The premium priced options were granted with exercise prices established at fifty percent (50%), seventy-five percent (75%), and one hundred percent (100%) above the fair market value at time of grant for one-third of the total number of shares granted, respectively. The premium priced options vest nine and one-half years from date of grant. However, these options may vest as early as four years from date of grant, if the Company's "Total Stockholder Return" exceeds the cumulative total return during the relevant performance period of the Standard and Poor's Industrial Index stock index. Total Stockholder Return means, with respect to the relevant performance period, the fair market value on the last day of such period of the number of shares of Common Stock which is deemed to be purchased by investing $100 as of the day immediately preceding the first day of such performance period, with the reinvestment of dividends assumed in the calculation. The Committee believes that the incremental pay opportunity provided by the premium priced options is warranted by the significant appreciation in the Company's stock price required in order for the options to have value. In addition to the premium priced options discussed above, stock options with exercise prices at fair market value on the date of grant were made at target levels to executive officers in 1995.
 Restricted stock awards are viewed by the Committee as providing motivation to executive officers to remain with the Company over the vesting term and have been made annually to executive officers based on target award levels. However, in 1995 restricted stock awards significantly above target levels were made not only to encourage executives to remain with the Company over the vesting term, but also because the Committee does not intend to make future restricted stock grants except on a selective basis for specific retention and recruiting requirements. The restricted shares granted in 1995 cliff vest five years from the date of grant, except one-third of the shares awarded to the CEO vest on each of the fifth, sixth and seventh anniversaries of the date of grant.

 Deductibility of Executive Compensation
In 1993, the tax laws were amended to limit the deduction a publicly-held company is allowed for compensation paid in 1994 and thereafter to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. The Committee will consider ways to maximize the deductibility of executive compensation, but intends to retain the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

 Agreement with Executive
The Committee approved an agreement dated May 18, 1995 for Frank R. Jarc, the former Executive Vice President and Chief Financial Officer of the Company, based on his service to the Company and on the advice of compensation consultants that the package (reflected in the Summary Compensation

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Table and described under the heading "Agreement with Retiring Executive") was consistent with other agreements for executives in similar circumstances.

COMPENSATION OF JOHN R. WALTER, CHAIRMAN AND CHIEF EXECUTIVE OFFICER

The Committee established the compensation of John R. Walter, the Chairman and Chief Executive Officer, for 1995 using substantially the same criteria that were used to determine compensation levels for other executive officers, discussed at the beginning of this report. Mr. Walter's compensation is reviewed against the compensation paid to Chief Executive Officers in the comparison groups referred to earlier in this report. Mr. Walter's total compensation (including salary, short- and long-term incentive compensation, and the annualized projected value of stock awards) is targeted at the 60th to 75th percentile of the market. In the Committee's view, this targeted level of compensation provides adequate and necessary incentives for Mr. Walter in meeting the challenges he faces in leading the Company to continued success in the future.
 Mr. Walter's salary was increased at the beginning of 1995 for the first time in twenty-four months to align his salary with the market positioning goal.
 Mr. Walter's 1995 annual incentive compensation payout under the Annual Plan was entirely based on the Company's performance, as measured by earnings per share and return on average stockholders' equity for the 1995 fiscal year, with each of these two factors having equal weight in the incentive compensation calculation. Performance factors that determined payout levels under the Annual Plan in 1995 were established for each of the executive officers, including Mr. Walter, at the beginning of 1995, with payout at each level being dependent on the degree of achievement of the above performance standards. Additionally, Mr. Walter received a payout under the 1993-1995 Long-Term Award, based on achievement of established Company performance objectives for corporate executive officers (discussed above under "Short- and Long-Term Incentive Compensation").
 In determining the size and terms of stock grants to Mr. Walter, the Committee establishes a target grant level based on his position as CEO and the Committee's assessment of the desired mix of short-and long-term compensation, as well as the desired target total pay positioning relative to the market. The Committee considers the individual performance of Mr. Walter, historical stock grants made to him by the Company, and the recommendations of professional compensation consultants when determining the actual grants to Mr. Walter. The Committee made a restricted stock grant significantly above the target level to Mr. Walter in 1995 not only to motivate him to remain with the Company over the five to seven year vesting period but also because the Committee does not intend to make future restricted stock grants except in limited circumstances, as described above under "Stock Awards." The Committee made a stock option grant at the target level to Mr. Walter in 1995, and a premium priced option having the terms described under "Stock Awards" above was granted to Mr. Walter in 1995 for the same reasons described above for other executive officers: to supplement the total target pay structure for Mr. Walter and to provide a further significant link between Mr. Walter's compensation and stockholder return. In determining the appropriate balance between the number of shares of restricted stock and the number of option shares to award to Mr. Walter, the Committee considered the same factors noted above that were considered with respect to the other executive officers.
 The foregoing report has been approved by all members of the Committee.

                                          The Human Resources Committee

                                          John M. Richman, Chairman
                                          Thomas S. Johnson
                                          William D. Sanders
                                          Jerre L. Stead
                                          Stephen M. Wolf

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

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PERFORMANCE GRAPH

The following Performance Graph compares the Company's cumulative total stockholder return on its Common Stock for a five-year period (December 31, 1990 to December 31, 1995) with the cumulative total return of the Standard & Poor's 500 stock index (which includes the Company) and a peer group of companies selected by the Company for purposes of the comparison and described more fully below (the "Peer Group"). Dividend reinvestment has been assumed and, with respect to companies in the Peer Group, the returns of each such company have been weighted to reflect relative stock market capitalization.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
             AMONG R. R. DONNELLEY, S&P 500 INDEX AND PEER GROUP**

                       [PERFORMANCE GRAPH APPEARS HERE]
      Assumes $100 Invested on December 31, 1990 in R. R. Donnelley Common Stock, S&P 500 Index and Peer Group.
     * Total Return Assumes Reinvestment of Dividends
    ** Fiscal Year Ending December 31

 The data points for the above graph are as follows:

                         1990      1991       1992       1993       1994       1995
                         ----      ----       ----       ----       ----       ----
R. R. Donnelley          100      128.49     171.34     165.82     160.41     218.22
Standard & Poor's 500    100      130.47     140.41     154.56     156.60     215.45
Peer Group               100      129.10     152.57     169.40     165.06     211.68

--------------------------------------------------------------------------------
The Company provides a broad range of services to a diverse group of customers in several industries, including publishers (of, for example, magazines and books), merchandisers (such as retailers and catalog merchants), technology companies (such as computer hardware manufacturers and software publishers) and information providers. Because the Company's services and customers are diverse, the Company does not believe that there is a single published industry or line of business index that is appropriate for comparing stockholder return. The Peer Group selected by the Company for the above

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Performance Graph is a combination of two industry groups of companies identified by Value Line Publishing, Inc., a publisher of investment surveys ("Value Line")--the publishing group (which includes printing companies) and the newspaper group--except that the Company has been excluded. Also, any company whose common stock has not been traded on domestic exchanges for the relevant five-year period is excluded. All companies included by Value Line in the two relevant industry groups have common stock that has been traded for the relevant five-year period as of December 31, 1995. Other printing companies (as well as the Company) are included by Value Line in its publishing group. Many companies included in these two Value Line groups are ones with whom the Company is most frequently compared by investment analysts. This combination of printing, publishing and newspaper companies has been selected to best represent the Company's diverse range of products, services and customers.
 The companies included in the Peer Group are: Banta Corporation; Bowne & Co. Inc.; CCH Incorporated (class A stock); Deluxe Corporation; Dow Jones & Company, Inc.; The Dun & Bradstreet Corporation; Gannett Co., Inc.; Graphic Industries; Harcourt General Inc.; Houghton Mifflin Company; John H. Harland Company; Knight-Ridder, Inc.; Lee Enterprises, Inc.; McClatchy Newspapers, Inc. (class A stock); McGraw-Hill, Inc.; Media General, Inc. (class A stock); Meredith Corporation; National Education Corporation; News Corp Ltd; The New York Times Company (class A stock); Playboy Enterprises, Inc. (class B stock); Pulitzer Publishing Company; The Reader's Digest Association, Inc. (class A stock); The E.W. Scripps Company (class A stock); Southam Inc.; The Times Mirror Company (class A stock); Thomson Corp.; Tribune Company; The Washington Post Company (class B stock); and Western Publishing Group, Inc. The Reader's Digest Association, Inc. has been added to the Peer Group because as of December 31, 1995 five years of data were available.

--------------------------------------------------------------------------------
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The Company has not selected its independent public accountants for 1996. This selection is normally made at the Board of Directors meeting in April, after the Audit Committee, the members of which are identified under "Information about Directors and Nominees for Directors," has reviewed audit proposals for such year. After such review, the Audit Committee will recommend the selection of accountants for 1996 to the Board of Directors, which will make the final selection.
 Arthur Andersen LLP served as the Company's independent public accountants in 1995 and for twenty-nine years prior thereto. Representatives of that firm are expected to be present at the 1996 Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

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STOCKHOLDER PROPOSAL REGARDING MAQUILADORA REPORT

The Company has been notified that the following stockholders intend to introduce and support the following proposal at the 1996 Annual Meeting: Adrian Dominican Sisters, 1257 East Siena Heights Drive, Adrian, Michigan 49221, which has provided certification to the Company indicating that, as of November 8, 1995, it was the beneficial owner of 100 shares of Common Stock; The Domini Social Equity Fund, 6 St. James Avenue, Boston, Massachusetts 02116, which has provided certification to the Company that, as of October 18, 1995, it was the beneficial owner of 4,200 shares of Common Stock; Mercy Consolidated Asset Management Program, 20 Washington Square North, New York, New York 10011, which has provided certification to the Company that, as of October 13, 1995, it was the beneficial owner of 200 shares of Common Stock; and the Missionary Oblates of Mary Immaculate, 8818 Cameron Street, Silver Spring, Maryland 20910, which has provided certification to the Company that, as of November 15, 1995, it was the beneficial owner of 3,200 shares of Common Stock. Based on the certifications of ownership outlined above, the stockholder proponents own a total of 7,700 shares of Common Stock which represents less than one percent (1%) of the total shares of Common Stock outstanding on December 31, 1995.

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REQUEST FOR REVIEW OF MAQUILADORA OPERATIONS

 Whereas, we believe U.S. companies have the responsibility wherever they do business to pay employees a living sustainable wage, enabling them to provide for themselves and their families.
 The economic crisis in Mexico, precipitated by the peso devaluation in December, 1994, has further undermined the purchasing power of maquiladora workers. Prior to the crisis, the average pay of a maquiladora worker was $30 to $50 for a 48 hour week. Today, as a result of a 1995 projected annual inflation rate of 50%, workers' purchasing power has been cut in half. The modest wage increases suggested by the Mexican government of 7% in January 1995 and 12% in April 1995 do not begin to address the workers' loss of purchasing power.
 A 1994 market basket study, using First Quarter, 1994 figures, reveals a maquiladora worker works 69.0 minutes to purchase 5 lbs. of rice, 113.2 minutes for cooking oil (48 oz.), 87.0 minutes for 1 lb. of chicken, 142.9 minutes for a gallon of milk, and 69.8 minutes for one dozen eggs (Market Basket Survey, Ruth Rosenbaum, 1994).
 Pollution from the maquiladora industry is a bi-national problem which threatens the health of citizens both in Mexico and the United States. Hazardous waste pollutes rivers and aquifers and contaminates drinking water. Accidental chemical leaks from plants or transportation vehicles carrying hazardous materials impact both sides of the border.
 Resolved: The shareholders request the Board of Directors to initiate a review of our company's maquiladora operations, which includes such areas as environmental standards and practices, as well as the adequacy of wage levels. A summary report of the review and recommendations for changes in policies, programs and practices in light of this review will be made available to shareholders within six months of the 1996 meeting.

SUPPORTING STATEMENT

 The proponents of this resolution firmly believe there is a need for strict, enforceable standards of conduct for corporations operating around the world, including Mexico. We believe corporations should protect the environment and pay sustainable community wages which are significantly higher than the marginal survival wages paid in the maquiladoras. We define a sustainable community wage as one that allows a worker to meet basic needs, set aside money for future purchases and earn enough discretionary income to participate in support of the development of small businesses in a local community (Market Basket Survey).
 It is essential that our company regularly review its environmental performance, as well as its wages and benefits policies, including average wages paid to employees, how these compare to the local cost of living and poverty level, and the level of profit sharing with employees (required by Mexican law). We propose that the reviews utilize an ongoing market basket survey to determine sustainable wage purchasing power. Our company should consider additional ways to support environmentally sound sustainable development in the communities where it operates.

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POSITION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS SUPPORT THE BOARD AND VOTE AGAINST THIS STOCKHOLDER PROPOSAL.
 This proposal is similar to one that was defeated at the 1995 Annual Meeting of Stockholders by over 91% of the votes cast (excluding abstentions and broker non-votes), and the Board of Directors continues to oppose this proposal.
 The Company's only maquiladora plant is located in Reynosa, Mexico. The Company has reviewed the plant's operations thoroughly, including wage and benefit structure, environmental, safety and health practices, training programs and community impact. The results of the Company's review have been summarized in a report, first written in 1993 and updated each year since then. The latest report is dated December 1995 and is available to any stockholder who requests it. The updated report has been provided to the stockholder proponents. Based on the Company's review of the Reynosa

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operation, the Board of Directors believes that the plant operates in a satisfactory manner and that no significant changes in wage and benefit structure, environmental, safety and health standards, training programs or overall community impact are necessary at this time.
 The Board of Directors believes that the Company has been a responsible corporate citizen in Reynosa. As set forth in the Company's report, the Reynosa facility, in operation since early 1991, is an air-conditioned plant that includes modern printing, communications and computer equipment, locker rooms, cafeteria and break room, an infirmary and several recreation areas. The Reynosa facility employs approximately 500 Mexican employees. Training programs are available for employees of all levels and a one-year apprentice program enables participants to upgrade their skill and wage levels. Over 100 employees have graduated from the apprentice program to date. Because many jobs at Reynosa are skilled, the minimum wage at the facility exceeds the legal minimum wage by a significant margin, and the benefit package, which includes medical and life insurance and financial aid packages, also surpasses minimum legal requirements. In response to the devaluation of the Mexican peso, the Reynosa Division granted three wage increases in 1995 to all employees at its Reynosa plant: 15% in February, 12% in April and 10% in December.
 The Company's commitment to workplace safety and health and environmental protection applies to its Reynosa, as well as to its U. S. facilities. The Reynosa Division has a Health and Safety Committee which recommends changes in health and safety practices and files necessary reports with Mexican government authorities. The Division has several training courses for management and all employees regarding safety and a medical department with equipment and supplies necessary to provide first aid. The Division has implemented a Pollution Prevention Program that seeks to minimize the environmental impact of its operations. For example, the Division evaluates raw materials prior to their purchase, eliminating, whenever possible, those materials that adversely affect the environment, has eliminated ozone-depleting substances from its printed materials and has been recycling waste paper, aluminum, cardboard and silver since production started in 1991, and plastics, metals, caseboard, and corrugated and office paper since 1994.
 The Reynosa operation has supported local government programs concerning health, safety and training, the maquiladora industry, and, through charitable contributions and the creation of jobs, the local community. The Board of Directors believes that the Company has evaluated its practices at its Reynosa facility and that these practices are satisfactory. Accordingly, the Board believes that it would not be in the best interests of the stockholders of the Company to make any significant changes in its Reynosa operation.
 The affirmative vote of the holders of a majority of the shares of the Common Stock present in person or by proxy at the 1996 Annual Meeting, and entitled to vote on the stockholder proposal on the Maquiladora report, is required to approve it.
 THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST THE STOCKHOLDER PROPOSAL.

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STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 1997 ANNUAL MEETING

Proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company by October 23, 1996, to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting. The 1997 Annual Meeting of Stockholders is currently scheduled to be held on March 27, 1997.
 The Nominating and Governance Committee will consider nominees recommended by stockholders as candidates for election to the Board of Directors, and proposals recommended by stockholders, at the Annual Meeting of Stockholders. The By-Laws of the Company provide that a stockholder wishing to nominate a candidate for election to the Board, or make a proposal, is required to give written notice to the Secretary of the Company of his or her intention to do so. The notice of nomination or proposal must be received by the Company not less than sixty days nor more than ninety days prior to the stockholders' meeting, or if less than seventy-five days' notice or prior public disclosure of the meeting date is given or made, the notice of nomination or proposal must be received within ten days after the

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meeting date is announced. The notice of nomination or proposal is required to contain certain information about the nominee or proposal and the stockholder making the nomination or proposal. The Company may require that a proposed nominee furnish other information to determine that person's eligibility to serve as director. A nomination or proposal which does not comply with the above procedure will be disregarded.
 Such proposals or nominations should be addressed to Deborah M. Regan, Secretary, R. R. Donnelley & Sons Company, 77 West Wacker Drive, Chicago, Illinois 60601-1696.

--------------------------------------------------------------------------------
DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

Management does not now intend to bring before the 1996 Annual Meeting any matters other than those specified in the notice of the meeting, and it does not know of any business which persons other than the management could properly present at the meeting other than the stockholder proposal discussed in this Proxy Statement. Should any other matter requiring a vote of the stockholders properly come before the meeting, the persons named in the accompanying proxy intend to vote the shares represented by them in accordance with their best judgment.

                                          By order of the Board of Directors

                                          Deborah M. Regan
                                          Secretary

Chicago, Illinois
February 20, 1996

PROXY

R. R. DONNELLEY & SONS COMPANY                     PROXY/VOTING INSTRUCTION CARD
CHICAGO, ILLINOIS
-------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON MARCH 28, 1996.

The undersigned hereby appoints John R. Walter, James R. Donnelley and Cheryl A. Francis, or any of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of R. R. Donnelley & Sons Company, to be held on March 28, 1996 at eight o'clock a.m., Chicago Time, and at any adjournments thereof, and to vote as specified in this Proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present.

Your vote with respect to the election of Directors and the other proposals may be indicated on the reverse. Nominees for Director are: James R. Donnelley, Judith H. Hamilton, John M. Richman, William D. Sanders and Bide L. Thomas.

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE ON THE REVERSE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

This card also provides voting instructions for shares held in the Dividend Reinvestment Plan and, if registrations are identical, shares held for the benefit of Donnelley employees in the Tax Credit Stock Ownership Plan ("TRASOP") and the Employee Monthly Investment Plan ("EMIP").
--------------------------------------------------------------------------------

Comments:_______________________________________________________________________

________________________________________________________________________________

(IF YOU HAVE WRITTEN IN THE ABOVE SPACE, PLEASE MARK THE "COMMENTS" BOX ON THE REVERSE OF THIS CARD.)

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.                              7827
                                                                            ----
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND AGAINST PROPOSAL 2.
--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS.
--------------------------------------------------------------------------------
                                                  FOR       WITHHELD
1. Election of Directors (see reverse)            [_]          [_]
For, except vote withheld from the following nominee(s):
____________________________________________________________

Change of Address/Comments on Reverse side  [_]
--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 2.
--------------------------------------------------------------------------------
                                                         FOR  AGAINST  ABSTAIN
2. Stockholder Proposal relating to a Maquiladora
   Report                                                [_]    [_]      [_]

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, officer, general partner, etc., please give full title as such.


                                             -----------------------------------

                                             -----------------------------------
                                               SIGNATURE(S)             DATE